CONTACT:	Michal D. Cann - President & CEO Phyllis A. Hawkins - SVP & CFO 360.679.3121	CORPORATE INVESTOR RELATIONS 5333 - 15TH AVENUE SOUTH, SUITE 1500 SEATTLE, WA 98108 206.762.0993 www.stockvalues.com

NEWS RELEASE

WASHINGTON BANKING COMPANY REPORTS SECOND QUARTER PROFITS

OAK HARBOR, WA – July 24, 2003 – Washington Banking Company (Nasdaq: WBCO) today reported that healthy lending activity at the company’s subsidiaries, Whidbey Island Bank (WIB) and Washington Funding Group (WFG), contributed to a 22% increase in revenues for the quarter ended June 30, 2003.

Second quarter net income increased to $1.42 million, compared to $1.39 million in the second quarter last year, while earnings per diluted share remained flat at $0.29 per diluted share. For the first six months of 2003, net income was $2.66 million, or $0.55 per diluted share, compared to $2.83 million, or $0.60 per diluted share in the first half of last year. All per share data has been adjusted to reflect the 10% stock dividend issued in October 2002.

“Our growth strategy is paying off,” stated Michal Cann, President and CEO. “Although there are still some start-up costs associated with WFG, it has given us access to additional customers throughout the Pacific Northwest and played a significant role in our improved lending activity in the quarter. Loans held for sale, largely mortgage loans underwritten by WFG, grew to $36.2 million at quarter-end, from $1.4 million a year ago. At the same time, gain on sale of loans for the quarter grew to $857,000 from $214,000 for the second quarter last year.”

“In addition to the formation of WFG in the first quarter, WIB added three branches late last year,” added Phyllis Hawkins, Senior Vice President and CFO. “We are maintaining our focus on the I-5 corridor in Northwestern Washington, as we entered new markets in Smokey Point and Stanwood and opened our third office in Bellingham. Increased costs associated with WFG and the new branches impacted profits in the first half of this year. Although operating expenses will likely continue to trend higher year-over-year, we still expect to post an efficiency ratio in the low 60s for the year 2003, as we anticipate that revenues will be positively impacted by WFG and the new branches.”

Washington Banking Company’s efficiency ratio was 65.06% in the second quarter of 2003, compared to 57.99% the previous year. For the six-month period ended June 30, 2003, the efficiency ratio was 65.53%, compared to 56.59% in the first half of last year.

Net loans were $494.6 million, compared to $413.6 million at the end of the second quarter last year. Total assets were $573.5 million, up from $485.2 million at June 30, 2002. Deposits increased to $499.1 million, compared to $408.5 million a year ago. Noninterest bearing deposits increased 40% from a year ago to $78.1 million, while interest-bearing accounts grew 19% to $421.0 million at June 30, 2003.

“WFG and the new branches are contributing to solid balance sheet growth,” Cann said. “Net loans have increased 20% and total assets are up 18% over the second quarter last year. Deposits have grown 22% for the same period, including a 40% increase in noninterest bearing accounts. Although demand deposits, at 16% of the total mix, still have some room to grow, many of our customers are selecting interest-bearing accounts with shorter terms that result in lower yield spreads. Our net interest margin has declined, but nonetheless has remained fairly steady.” The net interest margin was 5.35% in the second quarter and 5.32% in the first half of the year, compared to 5.70% for both periods last year.

Total revenues grew 22% to $8.6 million, from $7.0 million in the second quarter last year, and increased 16% to $16.4 million year-to-date, compared to $14.2 million a year ago. Net interest income is up 12% for both the quarter and six-month period, while non-interest income increased 89% in the second quarter and 37% for the first half of 2003. Revenue growth, largely a result of increased gain on sale of loans, was partially offset by an increase in operating expenses from the formation of WFG and the expansion of the WIB branch network.

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WBCO – Record Second Quarter
July 24, 2003
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“Our 2003 targets have not changed,” Cann said. “Even if mortgage activity were to slow this year, the ability to adjust overhead and staffing costs at WFG should help ensure that it is profitable by year-end. We have already surpassed the low end of our balance sheet targets for the year, and I remain confident in our ability to achieve 10% to 15% earnings growth and to improve the current efficiency ratio. As we strive to meet these performance targets, we remain diligent in our underwriting standards and are focused on maintaining sound asset quality.”

At June 30, 2003, nonperforming assets (NPAs) were $4.3 million or 0.74% of total assets, compared to $4.0 million or 0.81% of total assets a year ago. In addition, the company has identified $711,000 in potential problem loans, on which the risk of loss is expected to be minimal.

“Our $837,000 provision for loan losses more than offset the net charge-offs of $765,000 in the second quarter,” Hawkins said. “Our allowance for loan losses was $5.9 million at quarter-end, representing 140% of NPAs, compared to $5.6 million, or 141% of NPAs a year ago.”

Loan growth contributed to a 5% increase in interest income for the quarter. Interest expense decreased 13%, despite solid deposit growth, due to the lower interest rate environment. Net interest income before the provision for loan losses was up 12% to $6.9 million, compared to $6.2 million for the second quarter of 2002. Noninterest income increased 89% to $1.7 million, from $874,000 for the second quarter last year. Noninterest expense was up 36% to $5.6 million, compared to $4.1 million for the second quarter a year ago.

For the first half of 2003, net interest income increased 12% to $13.4 million, from $12.0 million last year. Noninterest income increased 37% to $2.9 million, compared to $2.1 million for the first six months of 2002. The results from the first half of 2002 included $192,000 in gain on sale of two properties after branch offices were relocated. Noninterest expense increased 34% year-to-date to $10.7 million, from $8.0 million for the first six months last year.

Washington Banking Company generated a return on equity of 13.87% for the second quarter and 13.18% for the first half of 2003, compared to 15.20% and 15.69%, respectively, for the corresponding periods in 2002. The return on assets was 1.02% for the second quarter 2003 and 0.98% year-to-date, from 1.19% and 1.24% in the respective periods last year.

Shareholders’ equity increased 12% to $41.8 million, and book value per share grew to $8.97 at June 30, 2003, from $8.32 a year ago.

Washington Banking Company is a bank holding company based in Oak Harbor, Washington that operates Whidbey Island Bank, a state-chartered full-service commercial bank, and Washington Funding Group, a wholesale mortgage lending subsidiary. Founded in 1961, Whidbey Island Bank provides various deposit, loan and investment services to meet customers’ financial needs. Whidbey Island Bank operates 17 full-service branches located in Island, Skagit, Whatcom and Snohomish Counties.

www.wibank.com

This news release may contain forward-looking statements that are subject to risks and uncertainties. These forward-looking statements describe management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, and continued success of the Company’s business plan. Readers should not place undue reliance on forward-looking statements which reflects management’s views only as of the date hereof. The words “will,” “believe,” “expect,” “should,” “likely,” “anticipate” and words of similar meaning are intended in part to help identify forward-looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in the Company’s filings with the Securities and Exchange Commission, factors that may cause actual results to differ materially from those contemplated in these forward-looking statements include, among others: (1) local and national general and economic conditions are less favorable than expected or have a more direct and pronounced effect on the Company than expected; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or are lower than expected; (4) competitive pressure among financial institutions increases significantly; (5) legislation or regulatory requirements or changes adversely affect the banking and financial services sector; and (7) the Company’s ability to realize the efficiencies it expects to receive from its investment in personnel and infrastructure. Washington Banking Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made. Any such statements are made in reliance on the safe harbor protections provided under the Securities Exchange Act of 1934, as amended.

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WBCO – Record Second Quarter
July 24, 2003
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CONSOLIDATED BALANCE SHEETS (unaudited) (in thousands except per share data)	June 30, 2003	December 31, 2002	June 30, 2002

Assets
Cash and Due from Banks	$22,692	$20,882	$18,252
Interest-Earning Deposits with Banks	7,595	12,005	9,122
Fed Funds Sold	—	23,000	2,000

Total Cash and Cash Equivalents	30,287	55,887	29,374
Securities Available for Sale	7,888	9,102	2,634
Securities Held to Maturity	14,194	15,073	16,971

Total Securities	22,082	24,175	19,605
FHLB Stock	2,222	2,158	2,090
Loans Held for Sale	36,210	6,629	1,358
Loans Receivable	464,307	430,074	417,796
Less: Allowance for Loan Losses	(5,947)	(5,514)	(5,569)

Loans, Net	494,570	431,189	413,585
Premises and Equipment, Net	17,648	16,750	15,679
Other Real Estate Owned	882	592	409
Deferred Tax Assets	1,212	1,207	834
Other Assets	4,549	3,454	3,607

Total Assets	$573,452	$535,412	$485,183

Liabilities and Shareholders Equity
Deposits:
Noninterest-Bearing	$78,084	$61,647	$55,725
Interest-Bearing	421,010	401,348	352,810

Total Deposits	499,094	462,995	408,535
Other Borrowed Funds	15,000	15,000	22,500
Trust Preferred Securities	15,000	15,000	1,830
Other Liabilities	2,597	2,985	15,000

Total Liabilities	531,691	495,980	447,865
Shareholders' Equity:
Preferred Stock (no par value)
Authorized 20,000 Shares:
None Outstanding	—	—	—

Common Stock (no par value)
Authorized 10,000,000 Shares:
Issued and Outstanding 4,656,378 at 6/30/03,	21,347	21,025	16,191
4,541,123 at 12/31/02, and 4,077,750 at 6/30/02
Retained Earnings	20,372	18,363	21,084
Unrealized Gain (Loss) on Securities Available for Sale, Net of Tax	42	44	43

Total Shareholders' Equity	41,761	39,432	37,318

Total Liabilities and Shareholders' Equity	$573,452	$535,412	$485,183

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WBCO – Record Second Quarter
July 24, 2003
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CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) ($ in thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002

Interest Income
Loans	$8,824	$8,453	$17,326	$16,582
Taxable Investment Securities	65	68	141	150
Tax Exempt Securities	166	187	335	379
Other	99	33	218	67

Total Interest Income	9,154	8,741	18,020	17,178
Interest Expense
Deposits	1,905	2,333	3,900	4,746
Other Borrowings	154	236	310	405
Trust Preferred Securities	189	7	378	7

Total Interest Expense	2,248	2,576	4,588	5,158
Net Interest Income	6,906	6,165	13,432	12,020
Provision for Loan Losses	(837)	(889)	(1,600)	(1,878)

Net Interest Income after Provision for Loan Losses	6,069	5,276	11,832	10,142
Noninterest Income
Service Charges and Fees	517	423	994	852
Gain on Sale of Loans	857	214	1,315	485
Secondary Market Income	64	29	133	52
Gain on Sale of Assets	--	6	--	194
Other Income	217	202	483	548

Total Noninterest Income	1,655	874	2,925	2,131
Noninterest Expense
Compensation and Employee Benefits	3,207	2,403	6,292	4,722
Occupancy	915	684	1,765	1,395
Office Supplies and Printing	172	127	343	247
Data Processing	110	92	225	180
Consulting and Professional Fees	113	65	167	121
Other	1,053	711	1,926	1,343

Total Noninterest Expense	5,570	4,082	10,718	8,008
Income before Income Taxes	2,154	2,068	4,039	4,265
Provision for Income Taxes	(734)	(676)	(1,379)	(1,436)

Net Income	$1,420	$1,392	$2,660	$2,829

Net Income per Common Share
Basic	$0.30	$0.31	$0.57	$0.63
Diluted	$0.29	$0.29	$0.55	$0.60
Average Number of Common Shares Outstanding	4,656,378	4,467,034	4,632,785	4,464,056
Fully Diluted Average Common and Common Equivalent Shares Outstanding	4,836,557	4,773,359	4,799,982	4,746,097

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WBCO – Record Second Quarter
July 24, 2003
Page Five

FINANCIAL STATISTICS (unaudited) ($ in thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002

Revenues (1)	$8,561	$7,039	$16,357	$14,151
Averages
Total Assets	$556,763	$469,181	$544,737	$457,913
Loans	$469,568	$413,443	$455,574	$401,587
Interest Earning Assets	$520,648	$437,055	$509,024	$426,119
Deposits	$483,032	$396,268	$471,714	$389,094
Shareholders' Equity	$40,941	$36,623	$40,362	$36,059
Financial Ratios
Return on Average Assets, Annualized	1.02	1.19%	0.98%	1.24%
Return on Average Equity, Annualized	13.87	15.20%	13.18%	15.69%
Average Equity to Average Assets	7.35	7.81%	7.41%	7.87%
Efficiency Ratio (2)	65.06	57.99%	65.53%	56.59%
Net Interest Margin	5.35	5.70%	5.32%	5.70%
Net Interest Spread	5.07	5.33%	5.04%	5.32%
		June 30,	December 31,	June 30,
Period End		2003	2002	2002

Book Value Per Share		$8.97	$8.68	$8.32
Nonperforming Assets
Nonaccrual Loans		$3,370	$3,222	$3,542
Restructured Loans		--	--	--

Total Nonperforming Loans		3,370	3,222	3,542
Real Estate Owned		882	592	409

Total Nonperforming Assets		$4,252	$3,814	$3,951

Potential Problem Loans		$711	$--	$--
Nonperforming Loans to Loans		0.67%	0.74%	0.85%
Nonperforming Assets to Assets		0.74%	0.71%	0.81%
Allowance for Loan Losses to Nonperforming Loans		176.47%	171.14%	157.23%
Allowance for Loan Losses to Nonperforming Assets		139.86%	144.57%	140.95%
Allowance for Loan Losses to Loans		1.19%	1.26%	1.33%
Loan Portfolio
Commercial		$92,180	$91,816	$108,933
Real Estate Mortgages
One-to-Four Family		72,726	46,806	41,050
Five-or-More Family		114,271	94,404	86,480
Real Estate Construction		54,451	40,112	31,103
Consumer		166,514	163,368	151,496
Deferred Fees		375	197	92

Total Loans		$500,517	$436,703	$419,154

(1) Revenues is net interest income before provision for loan losses plus noninterest income.
(2) Efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income.

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NOTE: Transmitted on Business Wire at 5:00 a.m. PDT, July 24, 2003.